Exhibit 5.1

Our ref	JSQ/781374-000001/86978197v6

Zhihu Inc. 18 Xueqing Road Haidian District, Beijing 100083 People’s Republic of China People’s Republic of China

15 July 2026

Dear Sir or Madam

Zhihu Inc. (the "Company")

We have acted as Cayman Islands legal counsel to the Company in connection with a post-effective amendment no. 1 to the registration statement on Form S-8 (Registration No. 333-265451) (the “Prior Registration Statement”) to be filed with the Securities and Exchange Commission (the "Commission") on 15 July 2026 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the "Securities Act") of such number of Class A ordinary shares, par value US$0.000125 each (the "Shares"), as were previously registered for issuance under the Prior Registration Statement and remain unissued thereunder, issuable by the Company pursuant to the Amended and Restated 2022 Share Incentive Plan adopted by the directors of the Company on 3 June 2026 and the shareholders of the Company on 30 June 2026 (the "Plan" which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purpose of giving this opinion letter, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the eleventh amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 10 June 2022 (the "Memorandum and Articles"), the minutes (the "2022 Board Minutes") of the meeting of the board of directors of the Company held on 30 March 2022 (the "2022 Board Meeting"), the minutes (the "2026 Board Minutes") of the meeting of the board of directors of the Company held on 3 June 2026 (the "2026 Board Meeting" and, together with the 2022 Board Meeting, the "Board Meetings") and the minutes (the "2026 AGM Minutes" and, together with the 2022 Board Minutes and the 2026 Board Minutes, the "Minutes") of the general meeting of the shareholders of the Company held on 30 June 2026 (the "2026 General Meeting" and, together with the Board Meetings, the "Meetings").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.	When issued and paid for in accordance with the terms of the Plan and in accordance with the resolutions set out in the Minutes, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of Shares and in the absence of a contractual arrangement to the contrary, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the Shares would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Minutes are a true and correct record of the proceedings of the Meetings, which were duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (h) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

We consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

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